Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-142404 on Form S-8 of our report dated August 24, 2007, relating to the consolidated financial statements of Super Micro Computer, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment), appearing in this Annual Report on Form 10-K of Super Micro Computer, Inc. for the year ended June 30, 2007.

/s/ Deloitte & Touche LLP

San Jose, California

August 24, 2007